UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Jenkins, Robert H.
   Sundstrand Corporation
   4949 Harrison Avenue
   P.O. Box 7003
   Rockford,, IL  61125-7003
   U.S.A.
2. Issuer Name and Ticker or Trading Symbol
   Sundstrand Corporation
   SNS
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   December 1996
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   President and Chief Executive Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock               |11/03/|J(1)|V|19.76             |A  |$63.25     |                   |I     |401(k) Plan Trust          |
                           |95    |    | |                  |   |           |                   |      |                           |
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Common Stock               |11/14/|J(2)|V|486.04            |A  |$64.375    |                   |I     |401(k) Plan Trust          |
                           |95    |    | |                  |   |           |                   |      |                           |
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Common Stock               |11/17/|J(1)|V|18.66             |A  |$67.00     |                   |I     |401(k) Plan Trust          |
                           |95    |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/01/|J(1)|V|19.72             |A  |$63.375    |                   |I     |401(k) Plan Trust          |
                           |95    |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/15/|J(1)|V|13.23             |A  |$65.75     |                   |I     |401(k) Plan Trust          |
                           |95    |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/29/|J(3)|V|2.54              |A  |$70.375    |                   |I     |401(k) Plan Trust          |
                           |95    |    | |                  |   |           |                   |      |                           |
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Common Stock               |01/12/|J(1)|V|16.19             |A  |$69.50     |                   |I     |401(k) Plan Trust          |
                           |96    |    | |                  |   |           |                   |      |                           |
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Common Stock               |01/26/|J(1)|V|16.33             |A  |$68.875    |                   |I     |401(k) Plan Trust          |
                           |96    |    | |                  |   |           |                   |      |                           |
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Common Stock               |02/09/|J(1)|V|15.96             |A  |$70.50     |                   |I     |401(k) Plan Trust          |
                           |96    |    | |                  |   |           |                   |      |                           |
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Common Stock               |02/23/|J(1)|V|14.95             |A  |$75.25     |                   |I     |401(k) Plan Trust          |
                           |96    |    | |                  |   |           |                   |      |                           |
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Common Stock               |02/27/|J(1)|V|3.38              |A  |$73.785    |                   |I     |401(k) Plan Trust          |
                           |96    |    | |                  |   |           |                   |      |                           |
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Common Stock               |03/14/|J(2)|V|.12               |A  |$77.375    |                   |I     |401(k) Plan Trust          |
                           |96    |    | |                  |   |           |                   |      |                           |
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Common Stock               |03/19/|J(4)|V|626.88            |A  |N/A        |                   |I     |401(k) Plan Trust          |
                           |96    |    | |                  |   |           |                   |      |                           |
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Common Stock               |03/29/|J(3)|V|4.94              |A  |$40.75     |                   |I     |401(k) Plan Trust          |
                           |96    |    | |                  |   |           |                   |      |                           |
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Common Stock               |06/28/|J(3)|V|5.88              |A  |$36.625    |                   |I     |401(k) Plan Trust          |
                           |96    |    | |                  |   |           |                   |      |                           |
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Common Stock               |07/12/|J(1)|V|10.49             |A  |$35.75     |                   |I     |401(k) Plan Trust          |
                           |96    |    | |                  |   |           |                   |      |                           |
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Common Stock               |08/30/|J(3)|V|5.86              |A  |$37.375    |                   |I     |401(k) Plan Trust          |
                           |96    |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/31/|J(3)|V|5.27              |A  |$42.50     |1280.178           |I     |401(k) Plan Trust          |
                           |96    |    | |                  |   |           |                   |      |                           |
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Common Stock               |11/19/|A(5)|V|12,000            |A  |$.00       |76,000             |D     |---                        |
                           |96    |    | |                  |   |           |                   |      |                           |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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
Employee Nonqualified |$38.9375|11/19|A(6)|V|40,000     |A  |(6)  |11/19|Common Stock|40,000 |       |130,000     |D  |----        |
Stock Option (Right to|        |/96  |    | |           |   |     |/06  |            |       |       |            |   |            |
 Buy)w/Tandem Withhold|        |     |    | |           |   |     |     |            |       |       |            |   |            |
ing Right             |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
(1)Employee contribution resulting in an acquisition of issuer securities in Sundstrand's 401(K) Plan in a transaction exempt under old Rule
16a-8(g)(3).
(2)Employee rollover contribution resulting in an acquisition of issuer securities in Sundstrand's 401(K) Plan in a transaction exempt under old Rule
16a-8(g)(3).
(3)Allocated to the Reporting Person's account pursuant to an automatic dividend reinvestment feature of the
Sundstrand Corporation Employee Savings Plan-Sundstrand Stock
Fund.
(4)The Company's Board of Directors approved a two-for-one stock split, which stock distribution occurred on
March 19, 1996, to stockholders of record at the close of business on March 5, 1996, resulting in the Reporting
Person's acquisition of 626.88 issuer securities in Sundstrand's 401(K)
Plan.
(5)Award of restricted Common Stock under the Company's Stock Incentive Plan in transaction exempt under
Rule
16b-3(d).
(6)Grant to Reporting Person of option to buy Common Stock under the Company's Stock Incentive Plan in transaction exempt under Rule 16b-3(d). Options become exercisable at a rate of 25% of each grant on the second through fifth anniversary dates of November 19, 1996. The tax withholding right permits a participant to elect, subject to the approval of the Compensation Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold shares equal to the tax. Of the remaining 90,000 stock options held by the Reporting Person, 22,500 will become exercisable on each of October 1, 1997, October 1, 1998, October 1,
1999, and October 1, 2000, all with an exercise price of $32.2344. All of the nonexercisable stock options, in the event of a "Change in Control" as defined in the Plan under which they were granted, may become immediately exercisable unless specifically prohibited by the terms of applicable law.
SIGNATURE OF REPORTING PERSON
Robert H. Jenkins